Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-38624) pertaining to the Belden & Blake Corporation Nonqualified Stock Option Plan of our report dated February 11, 2006, with respect to the consolidated financial statements of Belden & Blake Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
Pittsburgh, Pennsylvania
March 28, 2007